Exhibit 99.2

OptimizeRx Corporation

Third Quarter Fiscal 2026 Earnings Conference Call

November 11, 2026

C O R P O R A T E P A R T I C I P A N T S

Stephen Silvestro, Chief Executive Officer

Edward Stelmakh, Chief Financial and Strategy Officer

Andy D'Silva, Chief Business Officer

Heather Favazza, SVP, Corporate Controller

Marion Odence-Ford, Chief Legal & Administrative Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Dustin Scaringe, William Blair

Richard Baldry, ROTH Capital Partners

Josh Nichols, B. Riley Securities

Eric Martinuzzi, Lake Street Capital Markets

David Grossman, Stifel

P R E S E N T A T I O N

Operator

Good afternoon everyone, and thank you for joining OptimizeRx's Third Quarter Fiscal 2026 Earnings Conference Call.

With us today is Chief Executive Officer, Stephen Silvestro. He is joined by Chief Financial & Strategy Officer, Edward Stelmakh; Chief Legal & Administrative Officer, Marion Odence-Ford; Chief Business Officer, Andy D'Silva; and Corporate Controller, Heather Favazza.

At the conclusion of today's call, I will provide some important cautions regarding the forward-looking statements made by Management during today's call.

The Company will also discuss certain non-GAAP financial measures that it believes are useful in evaluating operating performance. A reconciliation of these non-GAAP measures can be found in today's earnings release as well as in the Investor Relations section of the Company's website.

I would also like to remind everybody that today's call is being recorded and will be available for replay on the Investor Relations section of the Company's website.

With that, I would like to turn the call over to OptimizeRx Chief Executive Officer Stephen Silvestro. Mr. Silvestro?

Stephen Silvestro

Thank you, Operator, and good afternoon, everyone.

Thank you for joining our third quarter 2026 earnings call.

We are pleased to report third quarter revenue of $21.6 million and Adjusted EBITDA of $6.3 million, both of which exceeded consensus expectations. While revenue came in modestly ahead of expectations, our Adjusted EBITDA performance was again particularly strong, reflecting our continued gross margin strength and the benefits of our disciplined approach to cost management.

Importantly, our bottom line performance reflects the structural improvements we have made to our operating model, including the cost-reduction initiative completed during the first half of the year. These actions have allowed us to operate more efficiently while continuing to invest in the technologies, products, and commercial capabilities we believe will drive long-term growth.

Although the broader pharmaceutical marketing environment remains dynamic, we believe our third quarter performance demonstrates the underlying profitability and operating leverage of our business. At the same time, we recognize that our top line performance has not yet reflected the full potential of investments we've made in our platform.

Contracted revenue for 2026 continues to track approximately 20% below the comparable prior-year. As a result, we have a larger amount of revenue to secure and recognize during the fourth quarter to achieve our previously issued guidance.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.
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Given this backdrop, we are updating the full-year 2026 revenue guidance to a range of $87 million to $93 million, while maintaining our Adjusted EBITDA guidance of $21 to $25 million. This revision reflects expected timing of customer spending decisions and the increased amount of business that would need to convert and be recognized before year-end to achieve our previous revenue expectations.

We remain encouraged by the sustainable progress we're making across our business, including a very encouraging start to 2027. We are seeing expanded opportunities within key accounts, indications of pent-up demand as customers ramp up the 2027 RFP season, and growing commercial opportunities associated with our programmatic distribution capabilities.

We are also pleased to report that one of our previously displaced top five clients has returned and begun to re-invest in new solutions with OptimizeRx.

As you may recall, this customer represented a meaningful portion of our revenue in 2025 but had not generated revenue during the first three quarters of 2026. We are now pleased to report that we have begun generating revenue from this customer during the fourth quarter. While spending has not yet returned to historical levels, we view this as a positive development and an encouraging indication of renewed customer engagement and interest, and contribution to growth next year in 2027.

In addition, we’re encouraged by the progress we've made by strengthening our commercial organization. During the third quarter, Sarah Bast joined OptimizeRx as Chief Marketing Officer, bringing more than two decades of pharmaceutical marketing experience, including significant leadership roles in point-of-care media and agency partnerships. Her appointment represents an important investment in executing our go-to-market strategy as we seek to deepen relationships with pharmaceutical manufacturers, strengthen our position with leading healthcare marketing agencies, and accelerate adoption of our expanding product portfolio.

Importantly, we believe our revised outlook reflects the near-term timing and conversion of customer spending rather than a change in our long-term market opportunity. Our focus remains on converting these opportunities into revenue while maintaining the financial discipline and operational efficiency that have driven our strong profitability performance.

Ed will provide additional details on our financial performance and outlook shortly.

Turning to the broader market, pharmaceutical manufacturers continue navigating an environment characterized by evolving spending priorities, budget scrutiny, and a heightened focus on measurable returns on marketing investment. While these dynamics have contributed to delays in certain customer decisions and the timing of campaign execution, we continue to hear encouraging feedback regarding the underlying demand for our solutions.

It's important to state here that OptimizeRx is uniquely positioned as the only tech company in the space with a proven AI-enabled operating system that is rapidly scaling information across a proprietary network of EHR systems. Those interactions are underpinned by OptimizeRx's growing proprietary data which enables our technology to find patients in need of therapy and the doctors who treat them.

In our conversations with our pharma agency customers, we’re seeing continued interest in solutions that improve targeting precision, deliver measurable outcomes, and reach healthcare providers and patients at the moments when engagement is most relevant. Our focus remains on translating that interest into signed agreements, active campaigns, and recognized revenue. We believe there is pent-up demand

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within our customer base as pharmaceutical manufacturers evaluate how and when to deploy their remaining marketing budgets. Although the timing of that spending remains difficult to predict, the underlying customer needs align closely with the capabilities we've been building across our platform.

We believe the combination of stronger commercial leadership and broader distribution capabilities through our programmatic initiatives will improve our ability to capture demand as we look for customer spending to normalize in 2027.

Rather than relying solely on historical patient characteristics or static audience definitions, our technology is designed to anticipate future treatment eligibility and help pharmaceutical manufacturers engage the appropriate audiences during critical windows in the patient journey. We believe this approach represents an important advancement in how life sciences organizations identify and engage potential treatment candidates. We believe these proprietary and patented capabilities will become increasingly valuable as pharmaceutical manufacturers seek more sophisticated, measurable, and AI-enabled approaches to commercial engagement.

We continue to make meaningful progress advancing our programmatic strategy, with what we believe represents one of the most significant long-term growth opportunities for OptimizeRx. Since opening our proprietary EHR network to programmatic buying earlier this year, we've established relationships with three leading demand-side platforms: DeepIntent, The Trade Desk, and most recently, PulsePoint. Together, these integrations are expanding access to our authenticated point-of-care inventory through the platforms pharmaceutical manufacturers and agencies already use to plan and execute their campaigns.

In September, we announced an integration with The Trade Desk through its OpenPath solution, providing advertisers with access to over 800,000 verified healthcare professionals across more than 400 EHR and e-prescribing systems, through OptimizeRx's point-of-care network.

More recently, we announced a partnership with PulsePoint, further expanding our programmatic distribution footprint. Through this integration, OptimizeRx will contribute approximately 250,000 incremental NPIs to PulsePoint's network. We expect our inventory to become available to PulsePoint advertisers throughout November.

Importantly, these partnerships represent more than just additional distribution channels. They are an important step toward integrating point-of-care advertising into the broader omnichannel strategies of pharmaceutical marketers. Historically, EHR advertising has largely been purchased through direct relationships or specialized channels, often separately from the other digital media investments. Our programmatic strategy is designed to eliminate those barriers, making it easier for customers to incorporate authenticated clinical inventory into their existing media plans.

By expanding access through multiple leading DSPs, we are creating new opportunities to reach advertisers, increase utilization of our proprietary network, and capture a greater share of pharmaceutical marketing budgets.

While these initiatives remain in the early stages of commercialization, we believe they represent an important evolution in our business model. Rather than relying exclusively on traditional direct sales, we’re building a more scalable distribution infrastructure that allows demand to flow into our network through multiple channels.

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We believe this strategy, combined with our differentiated AI-enabled audience intelligence and authenticated clinical inventory, positions OptimizeRx to benefit from the continued shift toward programmatic healthcare advertising and creates additional opportunities for sustainable, long-term revenue growth.

We also continued expanding our AI-enabled product portfolio. In September, we announced an enhancement to our Natural Language Audience Builder, or NLAB, extending its capabilities beyond healthcare provider audiences to include privacy-safe direct-to-consumer audiences. By incorporating our Micro-Neighborhood Targeting capabilities, NLAB now allows pharmaceutical marketers and agencies to develop coordinated HCP and consumer audiences through a unified, natural-language workflow. This represents an important advancement in our strategy to simplify omnichannel healthcare marketing.

Rather than developing HCP and DTC campaigns through disconnected planning processes, marketers can use a common approach to identify and activate relevant audiences across both channels. We believe this improves planning efficiency, strengthens audience coordination, and creates opportunities for more effective and efficient engagement through the patient treatment journey.

Together with DAAP, our programmatic integrations, and our recently introduced CopayCue solution, these capabilities are expanding the ways pharmaceutical manufacturers can engage healthcare professionals and patients through our platform. Collectively, these initiatives reflect our evolution from a traditional point-of-care marketing business toward a broader technology-enabled platform supporting audience intelligence, media planning, programmatic activation, and clinical workflow engagement. Over time, we believe this evolution can create additional recurring revenue opportunities, improve customer retention, and strengthen the scalability of our financial model.

As we look ahead, I believe OptimizeRx is differentiated by three fundamental competitive advantages.

First, we've built a proven and increasingly scalable AI-enabled platform. AI has been foundational to our technology strategy for years, and solutions such as DAAP and NLAB demonstrate our ability to translate that investment into differentiated commercial capabilities. Importantly, we believe our platform can support additional customers and use cases without a proportional increase in our cost structure.

Second, our proprietary data and solutions provide meaningful differentiation in an increasingly AI-driven world. While general-purpose AI can automate many marketing functions, we believe our combination of proprietary healthcare data, predictive intelligence, and authenticated clinical workflow access is difficult to replicate or disintermediate.

Third, we've established a proprietary network with substantial reach and meaningful barriers to entry. Our integrations across more than 450 EHR and e-prescribe systems provide access to over 1.1 million verified healthcare professionals. These relationships and technical integrations have taken years to develop and form a durable competitive advantage.

Together, these fundamental competitive advantages position OptimizeRx to benefit from the continued evolution of healthcare marketing toward AI-enabled planning, programmatic activation, and measurable engagement.

As we move toward the end of 2026 and begin preparing for 2027, our priorities remain clear.

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First, we are focused on improving top line execution and converting the commercial opportunities currently within our pipeline.

Second, we will continue expanding adoption of our AI-enabled, data-driven technologies, including DAAP and NLAB, while building on our proprietary data asset and growing portfolio of intellectual property.

Third, we will focus on increasing utilization of our proprietary network through programmatic distribution and additional strategic partnerships.

And finally, we remain committed to maintaining the financial discipline and operating efficiency that have supported our strong profitability performance.

We believe the combination of these priorities positions OptimizeRx to emerge from the current period of spending uncertainty with a stronger operating model, broader technology capabilities, and additional avenues for sustainable growth.

Before turning the call over to Ed, I'd also like to touch on our previously announced finance leadership transition. Today is Ed's last earnings call with OptimizeRx although he will continue serving as Chief Financial & Strategy Officer through the end of 2026. Effective January 1, 2027, Andy D'Silva will assume the role of Chief Financial Officer and Heather Favazza will become Chief Accounting Officer. This transition remains on track, and we appreciate Ed's continued leadership and support as we prepare for the next chapter of the Company's growth. I'd also like to personally thank Ed for his incredible leadership during his tenure here at OptimizeRx.

With that, let's turn the time over to Ed.

Edward Stelmakh

Thanks, Steve, and good afternoon everyone.

As always, we issued our earnings release this afternoon detailing our financial results for the third quarter ended September 30, 2026. A copy of the release is available on the Investor Relations section of our website, and additional information will be included in our upcoming Form 10-Q.

Third quarter revenue was $21.6 million, a decrease of 17% from the $26.1 million recognized during the same period in 2025. The year-over-year decline was primarily attributable to reduced spending among a limited number of large customers, including customers that utilized our lower-margin managed services offering in the prior period, as well as continued budget pressures and spending delays associated with broader market conditions, such as MFN pricing uncertainty.

Our expenses for the quarter ended September 30, 2026, decreased $5.1 million year-over-year to $18.9 million. This was driven by lower cost of revenue and compensation-related expenses, despite being impacted by $0.7 million in severance costs associated with our previously announced reduction in force. The decrease in cost of revenue was largely attributable to a favorable products and channel mix, including a significant reduction in DTC managed service revenue this quarter.

Our ongoing margin optimization initiatives implemented over the last 18 months continue to yield meaningful benefits resulting in expected gross margin in the low 70% range for the full year 2026.

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Net income for the third quarter of 2026 was $1.2 million, or $0.06 per basic and diluted share, compared to a net income of $0.8 million, or $0.04 per basic and diluted share in the third quarter of 2025.

On a non-GAAP basis, our net income for the third quarter of 2026 was $3.8 million, or $0.20 per diluted share, as compared to $3.1 million, or $0.16 per diluted share in the same year ago period.

Our Adjusted EBITDA was $6.3 million for the third quarter of 2026, compared to $5.1 million during the third quarter of 2025.

Even though revenue declined 17% in the third quarter of 2026, our Adjusted EBITDA margin was approximately 29% for the quarter, up from approximately 20% in the third quarter of 2025, an improvement of more than 900 basis points. We believe this demonstrates that our margin optimization and cost management initiatives are working and that our business model can generate higher profitability as revenue grows.

Operating cash flow was $12.9 million for the first three quarters of 2026, and we ended the quarter with $22.3 million cash balance, as compared to $23.4 million on December 31, 2025.

As we highlighted last quarter, our long-term loan with Blue Torch Capital was refinanced with Fifth Third Bank through which we fully drew down the $25 million term loan and have access to a $10 million revolver. Our current interest rate on the term loan with Fifth Third Bank is SOFR plus 2.25%. With that said, we paid $6.3 million in principal during the third quarter, which was $6 million ahead of our payment schedule leaving our outstanding debt at the end of September at $13.4 million.

Furthermore, subsequent to the quarter end, we paid off an additional $3 million in debt and now have a debt balance of $10.4 million. We intend to continue paying down our outstanding loan principal ahead of schedule in combination with executing on our share repurchase program.

Our bottom line performance continues to be strong and in line with our strategy of driving sustainable profitable growth.

Now, let's turn to our KPIs for the third quarter of 2026.

Average revenue per top 20 pharmaceutical manufacturer now stands at $2.5 million. Net revenue retention rate dipped below prior period levels to 83%. The dip was driven primarily by a small number of large accounts optimizing spend rather than broad-based churn. Additionally, revenue per FTE came in at $706,000.

While our KPIs show decline compared to previous quarters, we have made meaningful progress on margin expansion and operating expense management, consistent with our strategy of driving profitable growth.

Based on our performance through the first nine months of 2026 and our current outlook for the remainder of the year, we are updating our guidance for 2026 and are looking for revenue to come in between the range of $87 and $93 million and are maintaining our Adjusted EBITDA of $21 to $25 million.

As Steve mentioned, contracted revenue continues to track approximately 20% below the comparable prior-year level, resulting in a larger amount of revenue remaining to secure and recognize during the fourth quarter than we had previously anticipated. While this increases the execution risk associated with achieving our revenue outlook, we remain encouraged by several developments, including renewed

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spending from a previously significant customer, expanding opportunities with key accounts, indications of pent-up demand, and the continued rollout of our new products and programmatic capabilities.

We believe these factors, combined with the seasonal spending patterns historically associated with the fourth quarter, provide a path to achieving our full-year objectives. However, the timing and conversion of these opportunities will be particularly important as we close out the year. From a profitability perspective, our strong gross margins and the benefits of our cost-reduction initiatives provide additional support for our Adjusted EBITDA outlook.

Before handing it over to Steve, I wanted to once again thank everyone for your support and trust over the last five years. As previously mentioned, I look forward to staying engaged with OptimizeRx leadership team in my role as a strategic advisor. And, once again, I want to congratulate both Andy and Heather on their well-deserved promotions.

And, with that, I'll turn the call back over to Steve. Steve?

Stephen Silvestro

Thanks, Ed.

Operator, now let's move to Q&A.

Operator

Thank you. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. And, for participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.

Our first question is from Ryan Daniels with William Blair. Please proceed.

Dustin Scaringe

Hey, everyone. This is Dustin on for Ryan. Thanks for taking our questions. Great to see the wins with the programmatic partnerships. So now that you have DeepIntent, Trade Desk, and PulsePoint, I'm not sure if you've kind of sized up roughly what percentage of the programmatic space you've won with these three DSPs together, but maybe we can get some idea of how much runway there is left. I know it's early innings, but I imagine there's a lot of runway, but what percent are these three together? Thank you.

Stephen Silvestro

Hey, Dustin. Thanks for the question. Good to hear your voice.

These three are really the three big ones in the space that we've gone after deliberately with some intentionality. We believe they represent probably 60% to 70% of the volume in this space, and so we're connected in the right spots.

In terms of generating revenue from the partners, still as you pointed out, still very, very early days. It'll take a little while to build the swell on that. But these integrations have already demonstrated some really, I think, encouraging results in these early days for us in terms of volume and bidding and acquisition. So

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we're feeling very good going into the '27 RFP season, as indicated in our prepared remarks and as is indicated in our contracted revenue, we're running close to 20% ahead right now in RFP season, so looking strong on that. And a lot of that is due to some of the RFP stuff that's going through those programmatic desks. But we'll be able to size it more as we get up, ramped, running and start to see more flow. But these are the three big ones that we were targeting.

Dustin Scaringe

Got you. Good to hear on that. Then maybe you can talk about some of your shift toward mid- and long-tail life sciences customers. Where are you with that, and how is that progressing?

Stephen Silvestro

Yes, happy to address that.

We are seeing exceptionally good play in the mid-tier and in the long tail. We've got some dedicated sales resources now focused on that. We had one of those mid-tier clients join our top 10 client pool in the last two quarters, which is really encouraging to see. And, we've had really significant play in the long tail as well, buying one and two solutions, testing things out. But those early indications are—I think they give us a lot of faith in what we're going to see from them in 2027.

And, I think we've articulated this before on the call, but part of the struggle that these mid-tier and long-tail clients have is they don't have the massive budgets to come in and spend on sales force resources and all the Cadillac benefits that the top 10 or 15 pharmaceutical manufacturers and agencies do. And so what our solutions do is level the playing field for those mid-tier and long-tail clients, and that's why we're seeing sort of outsized investment starting to come in from those portions of our client pool.

Dustin Scaringe

Okay, thanks for that. Just last one for us, NRR, probably not where you want it right now, down to 83%. Just wondering, should we assume that this is kind of the trough quarter and we should be up from here, or how should we think about that going forward? Thanks.

Stephen Silvestro

I'll give you a little bit of insight and then I'll have Ed and Andy chime in as well.

I think that a lot of the NRR and just generally the KPIs are really focused on the disruption in that one client and some of the pullback. I think when we normalize that for ’27, you're going to see a pretty big turn in what those KPIs look like. So, part of the reason why we're talking about what we're seeing already in 2027 is just to help level set so that people don't panic in terms of the revenue model. Things are actually looking really, really good.

But as we've committed as a leadership team previously, we've been very effective in our guide. We wanted to make sure that we were being transparent in our fourth quarter. And, with the lack of visibility in buy-ups, we just didn't think it'd be fair to everybody to just sort of roll the dice and try to hit it out of the park on buy-ups with the expectation that we may not get there just without the visibility in Q4. So we're just over-communicating and making sure that we're being clear, but we feel really great about 2027. That's really where the game is.

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Ed, anything else you'd add to that? Andy?

Edward Stelmakh

I think for NRR, it probably is the trough. As you know, these are last 12 months oriented figures. But they're doing the job they were designed to do, which is to give you a sense for where the business stands based on the trend currently established. Depending on where Q4 shakes out, I'm expecting that number to start to improve as we go into 2027.

Stephen Silvestro

Thanks, Ed.

Dustin Scaringe

All right. Thank you very much.

Stephen Silvestro

You good?

Dustin Scaringe

Yes, it's all good. Thank you.

Stephen Silvestro

Yes.

Operator

Our next question is from Richard Baldry with ROTH Capital Partners. Please proceed.

Richard Baldry

Thanks. Wondering if you're willing to put any floor into the '27 growth now that you're this far into RFP season. Do you think you can get cleanly back to double-digit, low-mid-double-digit? Is there a way to think about what you're seeing so far? And with your client coming back that had been a headwind for the year.

Stephen Silvestro

Hey, Rich. Good to hear your voice. Looking forward to seeing you next week.

We're not ready to put a floor out there. We haven't guided to 2027 yet, but we are right now, as I shared, we're about 20% ahead on the contracted revenue coming in at '27. That's a really good indication of sort of what we think '27 will look like. Again, it's still early days. Right? But the '27 projections looking a little bit more like growth rates from '25 than it is from '26. That's what we anticipated. We knew when the client came back, given the size of that client, that we would start to see spend levels that were more aligned and appropriate with what we were experiencing in '25.

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So, too early to give guidance yet. RFP season is feeling very strong. Sales team is doing a great job, and the mojo on the team and just the general sentiment and culture within the business, I would say, is the best it's been in a very long time.

Richard Baldry

If you back out the headwinds from top 20, because the growth - blended growth - is not as negative as the top 20, could you talk sort of about your non-top 20 health there? Is it growing well year over year? What are new logo wins looking like, maybe in non-pharma like biotech or med devices? How are you feeling outside of that category as an indication of sort of underlying strength for demand for what you're offering?

Stephen Silvestro

The growth in the top 20 and long tail, is really I would say, is very encouraging. We are seeing a smattering of not just pharma, biotech, but we are, to your point, seeing some med tech come in, some other types of businesses. They're utilizing the network and the tools that we've got to compete with some of the larger manufacturers.

As I shared, we did have one of those mid-tier clients reach kinda top 10, maybe even top 5 status within the business this year and going into next year. So we're feeling very encouraged around that, and seeing the expanded use cases for the platform and the technology, the way that they're using it is also, I think, expanding the TAM of the business. So it's really good. I can't really share a broken-out growth rate, but it's well into double digits, I would say, from where it was last year.

Andy, Ed, feel free to chime in if you want to add anything else, but very encouraging.

Andy D'Silva

Yes. Thanks, Steve. I think the long tail has a lot of opportunities there. We have some very skilled team members in the sales team that are highly focused on growing that, and we think that the budgets there are open for us to win.

Richard Baldry

And, then, switching on to the cost side, are the cost efficiency gains pretty much behind you? Are there other areas you can maybe use AI technologies to keep pushing that a little bit? And then tangential to that, with the EBITDA defended as well as it is, why the focus on paying debt down so fast versus maybe doing aggressive buybacks to sort of reward your patient investors?

Stephen Silvestro

Andy, why don't you take the EBITDA question, and Ed, why don't you take the paying down the debt question?

Andy D'Silva

We're constantly looking to be able to optimize our OpEx and just overall structure. You saw over the last 12 months, we implemented a pretty significant cost-cutting strategy that's paying dividends to our bottom line right now, and we'll continue to look at that kind of stuff as we go into 2027. Obviously, we're not going

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to commit to anything right now. But with AI continuing advancement and the automation initiatives that we have within the Company, there's a lot of opportunities that we see.

Stephen Silvestro

Ed, do you want to talk about the…?

Edward Stelmakh

Yes. Great question, Rich. We are actually, as we said before, looking to change that mix a little bit and actually start to push a little bit harder on the actual stock buyback. I would say stay tuned in Q4. I think you'll see more activity there from us on the equity buyback.

Richard Baldry

Got it. Thanks.

Stephen Silvestro

You got it. No problem, Rich. Thank you for the good questions.

Operator

Our next question is from Josh Nichols with B. Riley Securities. Please proceed.

Josh Nichols

Thanks for taking my question. Great to see another quarter of strong margin, paying off the debt. I think it was already touched on. Look, 2027 contracted revenue, looks like that's trending well. I just want to dive a little bit more into 4Q. I know you mentioned the contracted revenue is tracking like 20% below or so lower levels. Just looking at the implied guide for 4Q, it's down 13% year over year. Is that delta really a good way to think about the potential risk for the midpoint overall, or how much of the 4Q revenue, based on the guidance, is already contracted today?

Stephen Silvestro

Andy, why don't you take that one?

Andy D'Silva

Hey, Josh. Nice to hear your voice.

So, right now, for the full year to hit the midpoint of our guidance range, we're a little over 90% in contracted revenue. In the last couple of years prior to this, we were closer to the mid-90% range, so there's a little bit to go get this year. But, with that being said, obviously there was a lot of disruption this year with that large customer, with MFN and things like managed services. Typically, in situations like that, you'll see a little bit more activity in the back part of the quarter—back part of the fourth quarter. And, based on the conversations we're hearing from our sales team and our sales-focused executives, there seems to be enough pent-up demand to help bridge that gap.

Josh Nichols

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Thanks for the color there, Andy. I know previously you've talked about, given the Company's large fixed cost structure, about 30%-type EBITDA margin being achievable. I had to notice that, despite revenue being down, you did 29% EBITDA margin this quarter. And, with the bookings looking pretty solid so far for 2027, do you think that that's a target that you're going to potentially look to revisit, or there's potential upside if the Company gets back to healthy double-digit growth?

Stephen Silvestro

Yes, I'll take that one.

Andy D'Silva

Yeah....

Stephen Silvestro

Go ahead, Andy, you take it. Go ahead.

Andy D'Silva

Like Ed and Steve have been saying for the last few quarters, our operating model really is truly scalable as the business continues to grow top line. So, our objective has always been to get to a 30%-plus gross margin as the revenue continues to grow. Now, we haven't finalized our guidance or anything like that for 2027, so we're not going to commit to a 30% margin for next year. But, you can obviously see there's a path to do that in the not-too-distant future.

Josh Nichols

Sounds good. Appreciate it. Thanks.

Andy D'Silva

Thank you.

Stephen Silvestro

Thanks for the questions.

Operator

As a reminder, it is star, one on your telephone keypad if you would like to ask a question.

Our next question is from Eric Martinuzzi with Lake Street Capital Markets. Please proceed.

Eric Martinuzzi

I just wanted to better understand the Q4 reset here. Is the tracking 20% below, is that a number that has gotten larger at this snapshot, or was that similar to where we were exiting Q1, Q2?

Stephen Silvestro

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Hey, Eric, thanks for the call.

It's largely the same as where we were. We've not seen an improvement in the contracted revenue year over year. We thought we would see a little bit more buy-up activity, and we just haven't seen the buy-up activity that we hoped we would see coming into the fourth quarter. As we've been sort of very consistently messaging and communicating all throughout the year, we knew that Q4 was going to be dependent on the return of some buy-ups, and we hoped that we would get our large disrupted client back to spending and back engaged in the fourth quarter. I think we are delighted that the client is back and they're spending.

The levels are still small because they're starting to invest off of non-budgeted dollars, right? They're coming back in off of non-budgeted dollars, but they are spending, and I think in a pretty meaningful way. But the visibility into buy-ups is the main reason for the adjustment on the guidance. We just don't know yet. There is a possibility that we could see some of that come in, but we just don't have visibility. I think we as a management team feel strongly we want to just continue to be clear on the communication and try to manage the expectations and maintain our solid credibility, which we've worked hard to build up.

So, that's really what it is. No major disruptions to contracted revenue. We just haven't seen the buy-up growth yet that we are anticipating.

Eric Martinuzzi

It seems like a strange behavior, though. I would think pharma would want to attract customers. You're not that big of a budget spend for them, so to hear that the RFP momentum is up 20%, but yet the 2027 is up 20%, but the 2026 is down 20%. Help me square those.

Stephen Silvestro

Well, contracted revenue has in it a year-over-year tracking across time. If you take out the $10-plus million of that one disrupted client and factor that in, that's a good portion of the 20% decline of contracted revenue year-to-date. So ,it doesn't take a whole lot to get to the 20%. Then, if you contemplate what the RFP season and the output of that could look like coming into ’27, that's where you start to see recovery happening, and that is, in fact, what we're seeing.

Ed, you can chime in and answer anything else there that you would add, but I think it's very linear mathematically, Eric, in terms of what we're seeing.

Edward Stelmakh

Yes, I agree. I think, look, being 20% below with now three quarters into the year is a little different than being 20% ahead with just a few weeks of next year's RFP season behind us. As Steve said, we're still early innings, but really positive signs that we're coming back strong into 2027. However, this year it's starting to get a little bit baked, which is the reason why we're dialing down our revenue expectations in line with what we're seeing in our backlog. Now, could there be a surprise on the upside in Q4? You never know. But the odds of that in the next six weeks are definitely getting a little bit lower than we would like. So hence the reason why we're dialing it down.

Eric Martinuzzi

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Then, Steve, with the change in the Congress, shifting from Republican to Democrat, I know historically sometimes Big Pharma becomes a punching bag for that type of party shift. Just curious to know if your clients are anticipating that at all as they look out to next year.

Stephen Silvestro

We have gotten a couple questions around that, or really, I would say not questions, more comments from clients around that. I think they are just uncertain, Eric. They are uncertain. I think they have just come through what they thought was going to be a frothy period for them, with the current administration being largely Republican-controlled, and that wasn't. As we all know, they got whacked with the pinata stick via MFN and 5,000 other things and, so, what they thought would be a windfall for them, I think, with this current administration and Congress in the House was certainly not. They all recalibrated around that, so they don't really know what to expect around this. It's really an interesting topic.

There were a few good articles that I can talk to you about later, but there was one in Endpoints, another one in The Wall Street Journal. I'll be happy to share them along from some of the executives kind of sharing and sharing thinking. But we'll see where that goes.

Eric Martinuzzi

Got it. Thanks for taking my questions.

Stephen Silvestro

Absolutely.

Operator

Our next question is from David Grossman with Stifel. Please proceed.

David Grossman

Thank you. Steve, you had mentioned in your prepared remarks that there are some indications of pent-up demand that were encouraging. Can you perhaps give us a little more detail about what you're seeing and why you're encouraged?

Stephen Silvestro

Thanks, David. Good to hear your voice. Hoping to see you soon.

What we've seen is that people have warehoused dollars throughout the year and have waited to see, sort of Q1 through Q4, where they were going to place bets, and whether or not they were going to get whacked with this administrative pinata stick and have to course correct.

We are seeing pockets of spend increase, particularly in the mid-tier long tail, as I've already shared, and we believe that that pent-up demand still exists with several of the major brands that we deal with. And, we'll start to see some of the buy-up activity, we believe, in the next six weeks.

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The challenge on recognizing the revenue is we've got to contract it, deliver it, measure it, and so forth in a period of time, which is what Ed was articulating. And, so, to be able to get all of that accomplished inside of six weeks at a broader level, we just want to make sure we're communicating clearly around it.

As Ed said, the pent-up demand is there and it could materialize, but we don't have visibility to it and, so, we don't want to overpromise in that regard. But it is there. Most of the time, as you know, David, from our conversations, these are use-it-or-lose-it dollars. So they're going to have to do something with the dollars that they had warehoused for the first three quarters. We'll see how they deploy them.

Edward Stelmakh

Let me add....

Stephen Silvestro

Go ahead, Ed. Add to it. That's fine.

Edward Stelmakh

I was going to add to Steve's comments. I think, quantitatively speaking, the fact that we're up 20% year-over-year on contracted revenue, same time period, it's kind of a good early indicator of some demand that wasn't really visible in 2026.

Stephen Silvestro

There's one other thing I would say to you, David, and I'll give you the next question. If you look at some of the other guys that have reported, or companies that have reported, that have a different revenue model that might be subscriptive in nature, they're reporting quarters that are up for Q3, Q4 outlook. And, that's mostly because they're looking more in a forward-looking way in their subscription-based models, and that's an indication—it's a bellwether of where the industry is trending, I believe. So... We could talk more about it on the call afterwards if you want.

David Grossman

Right. Okay. No, thank you for that.

And, then, just back to your comment about the one large client that, you know, has pulled back this year. Is it fair to say, just based on the number you just provided us, that that's about 10 points of NRR year-to-date? Is that the way to look at that? Or for the year, it'll be about 10 points of NRR?

Stephen Silvestro

Ed, you can verify that. Or, Andy, sure.

Edward Stelmakh

Andy, go ahead. I can't do the math that fast.

Andy D'Silva

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That's about right. They were a 10% customer last year. And, this year, the first nine months of the year, they didn't do any revenue, so that's about right.

David Grossman

Right. Okay. If I think about that, and let's just say you're going to get a bit of a—the headwind goes away because you comp out, right, because you say they're going to start growing a little bit, or spending in the fourth quarter. Is there any reason to think that NRR wouldn't be 100% or better for next year?

Edward Stelmakh

No, I mean...

Andy D'Silva

We haven't given guidance yet, so I wouldn't say we can really give you—I mean, that would be bridging that gap pretty significantly on giving guidance. So, obviously, if our business grows a meaningful portion next year, our NRR would grow, be over 100%. Historically speaking, you know, roughly 5% to 15% of our business comes from new logos every year. So, if you think about that and apply a growth rate that you believe is reasonable for next year, we can back-of-the-envelope, get to what you would think the NRR would be.

David Grossman

Yes, I guess what I'm getting at is do we have any other known divots coming that would impact '27?

Stephen Silvestro

No, not in '27. We've got some '28 LOE that we'll have, which we're planning for and have already planned around. You and I talked about that at our last conference. So just normal course of business stuff, but no major divots that we see at this point.

David Grossman

Got it. All right, guys. Good luck. Thank you.

Stephen Silvestro

Thanks, David.

Operator

This will conclude our question-and-answer session. I would like to turn the floor back over to Steve Silvestro for closing comments.

Stephen Silvestro

Thank you, Operator, and thank you to everyone for joining our call today.

As we conclude our call today, there's really three things that I want us to be focused on.

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First, our third quarter results demonstrate the progress we've made strengthening the financial foundation of OptimizeRx. We’ve talked about that, questions reflect that. While revenue growth remains below our expectations for the fourth quarter, our ability to deliver significant Adjusted EBITDA outperformance reflects the benefits of our margin optimization efforts, our disciplined cost management, and the operating efficiencies we've implemented throughout the year. And, these improvements position us to generate stronger operating leverage as revenue growth returns, which I think is great news for all of us.

Second, we believe our technology platform and proprietary data are highly differentiated. Our continued investments in our patent-protected DAAP technology, our expanded NLAB capabilities, our strategic partnerships with programmatic DSPs such as DeepIntent, The Trade Desk, and PulsePoint, and our continued product innovation are creating new ways for pharmaceutical manufacturers to engage healthcare providers and patients. Together, these advancements strengthen our competitive position and expand our long-term growth opportunities.

And, third and lastly, we remain focused on translating these investments into improved commercial execution. While we have yet to recognize revenue from the investments we've made in 2026, we are very encouraged by the demand signals from customers. We are also encouraged by the improvements made in our commercial organization, bringing renewed strength and firepower to OptimizeRx’s our culture and the opportunities associated with our expanding product portfolio. These changes are showing up in our year-to-date contracted revenue growth for 2027 and are an encouraging indicator of what lies ahead.

We believe the progress we've made in 2026 has established a stronger foundation for the future of OptimizeRx, and we remain committed to delivering sustainable growth, improving profitability, and creating long-term value for our shareholders.

Finally, I'd like to thank our employees for their dedication and execution, our customers and our partners for their continued trust, and our shareholders for their ongoing support. In particular, I'd also like to thank Ed for his guidance, his direction, his stewardship during his tenure at OptimizeRx as he continues to transition finance leadership to Andy and Heather, and to help ensure we are prepared for the next chapter of the Company's growth.

We appreciate you joining us today and look forward to updating you on the progress of the next quarter.

Operator

Thank you, Mr. Silvestro.

Before we conclude today's call, I would like to provide the Company's Safe Harbor Statement that includes important cautions regarding forward-looking statements made during today's call.

Statements made by Management during today's call may contain forward-looking statements within the definition of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements should not be used to make investment decisions. The words anticipate, believe, estimate, expect, intend, may, plan, possible, seeking, will, and similar expressions identify forward-looking statements. They may speak only to the date that such statements are made.

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Forward-looking statements in this call include statements regarding the Company's full year 2026 revenue and Adjusted EBITDA guidance, the Company's ability to secure, convert, and recognize revenue during the fourth quarter, the timing and normalization of customer spending, including expected pent-up demand and the 2027 RFP season, renewed spending from a previously significant customer, expected gross margin for its full-year 2026, the benefits of the Company's cost-reduction and margin optimization initiatives and resulting operating leverage, the Company's commercial organization and go-to-market strategy, the Company's programmatic strategy and partnerships including the expected availability of its inventory to PulsePoint advertisers, the commercialization and adoption of the Company's products and AI-enabled capabilities, including DAAP, NLAB, and CopayCue, the Company's competitive advantages and position, the Company's ability to create recurring revenue opportunities and achieve sustainable, long-term growth, the Company's intention to repay its outstanding debt ahead of schedule and potential share repurchases, the orderly transition of finance leader responsibilities, and the Company's ability to create long-term value for its shareholders. Forward-looking statements also include Management's expectations for the rest of the year and for 2027.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements.

The risks and uncertainties to which forward-looking statements are subject to include, but are not limited to, the timing and amount of customer spending and the Company's ability to convert contracted and pipeline opportunities into recognized revenue, the effects of government regulation and drug pricing policy, competition, dependence on a concentrated group of customers, the success of new products and programmatic partnerships, cybersecurity incidents that could disrupt operations, the ability to keep pace with growing and evolving technology, the ability to maintain contracts with electronic prescription platforms and electronic health records networks, risks related to the Company's indebtedness, and other material risks. Risks and uncertainties to which forward-looking statements are subject could affect business and financial results, are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2025, its subsequent Quarterly Reports on Form 10-Q, and in other filings the Company has made and may make with the SEC in the future. These filings, when made, are available on the Company's website and on the SEC website at sec.gov.

Before we end today's conference, I would like to remind everyone that an audio recording of this conference call will be available for replay starting later this evening, running through for a year, on the Investor's section of the Company's website.

Thank you for joining us today. This concludes today's conference call. You may now disconnect your lines.

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